Filed pursuant to Rule 424(b)(3)
Registration No. 333-140023
Prospectus Dated September 14, 2007
SOLAR POWER, INC.
18,753,334 Shares
Common Stock
     This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated September 14, 2007, of Solar Power, Inc. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus, dated September 14, 2007, as supplemented on November 14, 2007 and December 3, 2007. The Prospectus relates to the public sale, from time to time, of up to 18,753,334 shares of our common stock by the selling shareholders identified in the Prospectus.
     This prospectus supplement includes our Reports on Form 8-K dated December 20, 2007 and December 31, 2007, filed with the Securities and Exchange Commission on December 26, 2007 and December 31, 2007, respectively. The information contained in the Reports on Form 8-K included in this prospectus supplement is dated as of the date of such reports.
     We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is January 3, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 20, 2007
SOLAR POWER, INC.

(Exact name of registrant as specified in its charter)

California	000-50142	20- 4956638

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1115 Orlando Avenue
Roseville, California 95661-5247
(Address and telephone number of principal executive offices) (Zip Code)

(916) 746-0900
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Private Placement
     On December 21, 2007, Solar Power, Inc. (“Solar Power” or the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) in connection with a private placement of its securities to certain institutional and accredited investors for aggregate gross proceeds of approximately $11.7 million, before placement agent fees and offering expenses of approximately $150,000. Pursuant to the Purchase Agreement, the investors purchased an aggregate of 4,513,911 shares of Common Stock of the Company (“Common Shares”) at a price of $2.60 per share. Additionally, the investors were issued warrants (the “Warrants”) to purchase an aggregate of 1,351,164 shares of Solar Power common stock at an exercise price of $3.90 per share. The Warrants have a term of 5 years, and are exercisable beginning on June 20, 2008.
     Pursuant to the Purchase Agreement, the Company is obligated to file a registration statement with the Securities and Exchange Commission within 20 days following the last closing of the sale of Common Shares and shares underlying the Warrants, covering the resale of those shares by the investors. Each of the Company and the investors has agreed to indemnify the other party and certain affiliates against certain liability related to the registration statement.
     Needham & Company, LLC (“Needham”) served as lead placement agent and Roth Capital Partners, LLC (“Roth”) served as co-placement agent for the transaction. Needham received a customary fee equal to 5.5% of the gross proceeds received from the investors and warrants to purchase 3.0% of the total number of Common Shares sold at an exercise price per share of $3.90 Roth received a customary fee equal to 1.0% of the gross proceeds received from the investors.
     The foregoing summary of the terms and conditions of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, attached as an Exhibit hereto, and which is hereby incorporated herein by reference.
Item 3.02 Recent Sales of Unregistered Securities
     See Item 1.01 above, which disclosures are incorporated herein by reference. The issuance of Common Shares was completed in accordance with the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933 and/or Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). Each of the investors represented that it is an accredited investor, as defined in Rule 501 of Regulation D, and that it was acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.
Item 9.01 Financial Statements and Exhibits.
(a)	Exhibits.
4.1	Form of Warrant

10.1	Form of Securities Purchase Agreement, by and among Solar Power, Inc. and the investors named therein.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation
Dated: December 26, 2007	/s/ Alan M. Lefko
Alan M. Lefko
Vice President Finance and Secretary

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2007
SOLAR POWER, INC.

(Exact name of registrant as specified in its charter)

California	000-50142	20- 4956638

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1115 Orlando Avenue
Roseville, California 95661-5247

(Address and telephone number of principal executive offices) (Zip Code)
(916) 745-0900

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b) Mr. Glenn Carnahan, served as our Chief Financial Officer since May 2006, and has separated from the Company effective December 31, 2007. Mr. Jeff Winzeler has been appointed as our new Chief Financial Officer, effective the same date. As part of his separation, the Company agreed to pay severance to Mr. Carnahan equal to three monthly payments of $12,500, and Mr. Carnahan released any claims against the Company pursuant to the Employment Severance Agreement attached as Exhibit 10.1 to the Form 8-K.
(c)(1) Mr. Jeff Winzeler was appointed to serve as our Chief Financial Officer, effective December 31, 2007.
(c)(2) Mr. Winzeler previously served as the President of our wholly owned subsidiary Yes! Solar, Inc. since June 2007. He joined Solar Power, Inc. in January 2007 to form our franchise subsidiary and operations. Previously Mr. Winzeler served as International DisplayWorks, Inc.’s Chief Operating Officer and Chief Financial Officer from January 2005 until January 2007. For 17 years prior to International DisplayWorks, Inc., he served as Group Controller for Intel Corporation in Folsom, California, where he was responsible for all fiscal aspects of the $2 billion Flash memory division, the Controller for the Penang, Malaysia-based Worldwide Assembly division, where he served as manufacturing controller, as controller at Intel’s largest eight-inch wafer manufacturing facility and as operations controller for facilities in Jerusalem and Haifa, Israel. Mr. Winzeler is a graduate of the University of Idaho where he majored in Finance. Mr. Winzeler is not a director of the Company, and does not serve on the Board of Directors of any other company.
There are no family relationships between Mr. Winzeler and any director, officer, or affiliate of the Company. There are no, and have not been any, related party transactions between the Company and Mr. Winzeler.
(c)(3) Mr. Winzeler serves at will, and there are no employment agreements with the Company’s executive officers. There are no changes in his current salary.
Item 9.01 Financial Statements and Exhibits.
(a)	Exhibits.
10.1	Employment Severance Agreement with Mr. Carnahan

99.1	Press Release

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation
Dated: December 31, 2007	/s/ Alan M. Lefko
Alan M. Lefko
Vice President of Finance and Secretary